Exhibit 5.1

October 10, 2012

BBVA U.S. Senior, S.A. Unipersonal

Paseo de la Castellana, 81

28046 Madrid

Spain

Banco Bilbao Vizcaya Argentaria, S.A.

Paseo de la Castellana, 81

28046 Madrid

Spain

Ladies and Gentlemen:

We have acted as special United States counsel to BBVA U.S. Senior, S.A. Unipersonal, a limited liability company (sociedad anónima) organized under the laws of Spain (the “Company”), and Banco Bilbao Vizcaya Argentaria, S.A., a limited liability company (sociedad anónima) organized under the laws of Spain, as guarantor (the “Guarantor”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company and the Guarantor with the United States Securities and Exchange Commission (File No. 333-167820) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated October 4, 2012 (the “Prospectus Supplement”) relating to $2,000,000,000 aggregate principal amount of the Company’s Fixed Rate Senior Notes due 2015 (the “Notes”), guaranteed by the Guarantor (the “Guarantee” and, together with the Notes, the “Securities”) in an underwritten public offering pursuant to the Underwriting Agreement (the “Base Underwriting Agreement”) incorporated by reference in the Pricing Agreement dated October 4, 2012 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of June 28, 2010 (the “Base Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated October 10, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

We, as your counsel, have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and the Guarantor and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

BBVA U.S. Senior, S.A. Unipersonal Banco Bilbao Vizcaya Argentaria, S.A.	2	October 10, 2012

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Notes have been duly authorized, executed and delivered by the Company insofar as Spanish law is concerned, the Notes, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, provided that we express no opinion as to any provisions of the Notes or the Indenture that are expressed to be governed by Spanish law.

Our opinion is subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by Spanish law, we have relied, without independent investigation, on the opinion of J. A. Garrigues S.L.P., Spanish counsel for the Company and the Guarantor, dated as of October 10, 2012, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP